Exhibit 5.A
December 2, 2005
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Re:	El Paso Corporation
Registration Statement on Form S-1 (SEC File No. 333-127797).
Ladies and Gentlemen:
     We have acted as special counsel to El Paso Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 750,000 shares of its 4.99% Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Shares”). The Preferred Shares were sold pursuant to the Stock Purchase Agreement, dated as of April 11, 2005 (the “Purchase Agreement”) between the Company and the initial purchasers named therein (the “Initial Purchasers”). The Preferred Shares were issued pursuant to the Certificate of Designations of 4.99% Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on April 14, 2005 (the “Certificate of Designations”). The Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of April 15, 2005 (the “Registration Rights Agreement”), pursuant to which the Company has filed with the Securities and Exchange Commission (the “SEC”), a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to offers and sales of (i) the Preferred Shares, and (ii) shares of the Company’s common stock, par value $3.00 per share (the “Common Shares”), issued or issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designations.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the registration statement on Form S-1 of the Company, filed with the SEC on August 23, 2005 relating to the Preferred Shares, as amended by Amendment 1 thereto filed with the SEC on October 20, 2005 and by Post-Effective Amendment No. 1 thereto filed with the SEC on December 2, 2005 (such registration statement, as so amended being referenced herein as the “Registration Statement”);
     (ii) the Registration Rights Agreement;
     (iii) the Purchase Agreement;

El Paso Corporation
December 2, 2005

     (iv) the Certificate of Incorporation of the Company, as amended to date;
     (v) the Certificate of Designations;
     (vi) the By-Laws of the Company, as amended to date;
     (vii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Preferred Shares and related matters (the “Board Resolutions”);
     (viii) the global certificate registered in the name of Cede & Co. evidencing the Preferred Shares; and
     (ix) the specimen certificate evidencing the Common Shares.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Purchase Agreement and (ii) the Delaware General Corporation Law.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The Preferred Shares (in the form examined by us) have been duly authorized by the Company, have been validly issued, and are fully paid and non-assessable;
     2. The Common Shares have been duly authorized for issuance and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

El Paso Corporation
December 2, 2005

     Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision (i) relating to severability or separability, (ii) purporting to require disregard of mandatory choice of law principles or rules, or (iii) purporting to establish any obligations as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
     In rendering the opinion set forth in paragraph 1 above, we have assumed that the Company received the consideration for the Preferred Shares as contemplated by the Purchase Agreement and the Board Resolutions. In rendering the opinion set forth in paragraph 2 above, we have assumed that the certificates evidencing the Common Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Shares.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

Andrews Kurth LLP